Exhibit 10.10

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MACDERMID HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of April 12, 2007

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE: COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

ARTICLE I	ORGANIZATION	1

1.1.	Formation; Effective Date	1

1.2.	Name	1

1.3.	Registered Agent; Offices	1

1.4.	Purpose	2

1.5.	Foreign Qualification	2

ARTICLE II	MEMBERSHIP INTERESTS	2

2.1.	Existing Members; New Members	2

2.2.	Representations and Warranties	3

2.3.	Membership Interests; Certification	4

2.4.	Preferred Units	4

2.5.	Common Units	5

2.6.	Junior Units	6

2.7.	Information	8

2.8.	Liability to Third Parties	8

2.9.	Lack of Authority	8

2.10.	Withdrawal	9

ARTICLE III	CAPITAL CONTRIBUTIONS	9

3.1.	Contributions	9

3.2.	Additional Capital Contributions and Return of Contributions	9

3.3.	Advances by Members	9

3.4.	Capital Account	10

ARTICLE IV	ALLOCATIONS AND DISTRIBUTIONS	11

4.1.	Allocations	11

4.2.	Distributions	13

ARTICLE V	DIRECTORS	16

5.1.	The Board of Directors; Delegation of Authority and Duties	16

5.2.	Establishment of Board of Directors; Term of Office	17

5.3.	Meetings of the Board of Directors	18

5.4.	Quorum; Voting	18

5.5.	Action by Written Consent	18

5.6.	Payments to Directors; Reimbursements	18

5.7.	Interested Party Transactions	19

ARTICLE VI	OFFICERS	19

6.1.	Designation and Appointment	19

6.2.	Resignation and Removal	20

6.3.	Duties of Officers Generally	20

6.4.	President	20

6.5.	Vice President(s)	20

6.6.	Secretary	20

ARTICLE VII	MEETINGS OF MEMBERS	21

7.1.	Meetings of Members	21

7.2.	Notice	21

7.3.	Quorum; Voting	21

7.4.	Action by Written Consent	22

7.5.	Record Data	22

7.6.	Adjournment	22

7.7.	Conversion	22

7.8.	Merger and Consolidation	22

7.9.	Sale of Assets	23

ARTICLE VIII	INDEMNIFICATION	23

8.1.	Right to Indemnification	23

8.2.	Advance of Expenses	23

8.3.	Procedure for Determining Permissibility	23

8.4.	Contractual Obligation	24

8.5.	Indemnification Not Exclusive; Inuring of Benefit	24

8.6.	Insurance and Other Indemnification	24

ARTICLE IX	TAXES	24

9.1.	Tax Returns	24

9.2.	Tax Allocations and Reports	24

9.3.	Partnership for U.S. Federal Tax Purposes	25

ii

ARTICLE X	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	26

10.1.	Books	26

10.2.	Company Funds	26

ARTICLE XI	DISSOLUTION, LIQUIDATION, AND TERMINATION	26

11.1.	Dissolution	26

11.2.	Liquidation and Termination	27

11.3.	Deficit Capital Accounts	27

11.4.	Certificate of Cancellation	27

ARTICLE XII	GENERAL PROVISIONS	28

12.1.	Offset	28

12.2.	Notices	28

12.3.	Entire Agreement	28

12.4.	Effect of Waiver or Consent	28

12.5.	Amendment	28

12.6.	Binding Act	29

12.7.	Governing Law	29

12.8.	Consent to Exclusive Jurisdiction	29

12.9.	Severability	29

12.10.	Further Assurances	29

12.11.	No Third Party Benefit	30

12.12.	Counterparts	30

12.13.	Construction	30

12.14.	Certain Definitions	30

iii

DEFINED TERMS

Page
Acquisition	33
Act	30
Additional Interests	3
Adjusted Capital Account Deficit	30
Affiliate	30
Agreement
Assumed Tax Rate	31
Available Profits	31
Board of Directors	1
Book Value	31
Capital Contribution
Certificate	1
Change of Control	31
Class A Junior Units	4
Class B Junior Units	4
Closing Date	31
Code	31
Common Preference	31
Common Unit Original Issue Price	5
Common Units	4.
Company	1
Company Net Profits	31
control	30
controlled by	30
controlling	30
Court Square	31
Court Square Co-Investors	32
Court Square II	9
Covered Transaction	26
CSC Funds	32
Cumulative Tax Shortfall	32
EBITDA	32
Existing Members	1
GAAP	32
Institutional Securityholder	32
Internal Rate of Return	32
Issue Date	32
Junior Units	4
MacDermid	33
Member	33
Membership Interest	33
Merger Agreement	33
Non-Liquidating Distribution	15

Officers	20
Percentage Interest	33
Performance Vesting Target	7
Permitted Tax Return. or Form	26
Person	33
Preferred Unit Original Issue Price	5
Preferred Units	4
Proceeding	23
Reg.	33
Regulations	33
Regulatory Allocations	12
Required Interest	21
Securities Act	3
Securityholders’ Agreement	2
Subsidiary	33
Tax Distribution	16
Tax Matters Partner	25
Transactions	33
under common control with	30
Units	4
Unpaid Yield	33
Unreturned Common Original Cost	33
Unreturned Preferred Original Cost	34
Yield	34

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MACDERMID HOLDINGS, LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of MACDERMID HOLDINGS, LLC (formerly known as MDI Holdings, LLC, the “Company”) dated as of April 12, 2007 is entered into by and among the parties listed on Exhibit A attached hereto (the “Existing Members”) and those other Persons (defined below) who become Members (defined below) of the Company from time to time, as hereinafter provided.

ARTICLE I

ORGANIZATION

1.1. Formation; Effective Date. The Company was organized as a Delaware limited liability company on December 13, 2006 by the filing of a certificate of formation, subsequently amended on April 11, 2007 to effect the change of the Company’s name ‘from “MDI Holdings, LLC” to “MacDermid Holdings, LLC” (the “Certificate”) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act The Company represents that from the date of organization of the Company until the date hereof, the Company has conducted no business and incurred no liabilities other than in connection with the Transactions and the initial contributions described in Section 3.1(b). This Agreement amends and restates the Limited Liability Company Operating Agreement of the Company dated as of December 15, 2006, and shall be deemed effective as of the date hereof To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control.

1.2. Name. The name of the Company is “MacDermid Holdings, LLC” and all Company business must be conducted in that name or in such other names that comply with applicable law as the Board of Directors of the Company (the “Board of Directors”) may select from time to time.

1.3. Registered Agent; Offices. The registered agent and office of the Company required by the Act to be maintained in .the State of Delaware shall be the Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 or such other agent or office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by applicable law. The principal office of the Company shall be located at such place within or without the State of Delaware, and the Company shall maintain such records, as the Board of Directors shall determine from time to time. The Company may have such other offices as the Board of Directors may designate from time to time.

1.4. Purpose.

(a) The purpose and business of the Company shall be (i) to carry on any lawful business, purpose or activity permitted to be carried on by limited liability companies under the Act, (ii) to exercise all rights and powers granted to the Company under this Agreement and any other agreements contemplated hereby, as the same may be amended from time to time and (iii) to engage in any other lawful acts or activities incidental or ancillary thereto as the Board of Directors deems necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 1.4(a).

(c) Subject to the provisions of this Agreement and that certain Securityholders’ Agreement of even date herewith between the Company and all of the Members (as such agreement is amended from time to time, the “Securityholders’ Agreement”), (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member, (ii) the Board of Directors may authorize any person (including, without limitation, any Member or Officer) to enter into and perform any document on behalf of the Company and (iii) the Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in the Act).

1.5. Foreign Qualification. The Board of Directors shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable. Subject to the preceding sentence, at the request of the Board of Directors, each Member shall execute, Acknowledge, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

ARTICLE II

MEMBERSHIP INTERESTS

2.1. Existing Members; New Members.

(a) The name and address of each Member shall be set forth next to such Member’s name on Exhibit A. The number of Common Units and Preferred Units owned by each Member, such Member’s Percentage Interest (defined below) of each class of Membership Interests (defined below) and such Member’s Capital Contributions as of the date hereof are set forth on Exhibit A opposite such Member’s name. Each Member’s Membership Interest shall be represented by Units of Membership Interest.

(b) Subject to the applicable provisions of the Securityholders’ Agreement, and approval by the Board of Directors, the Company shall have the right to issue or sell to any Person (including Members and affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as “Additional Interests”): (i) additional Preferred Units, Common Units, Class A Junior Units and Class B Junior Units and (ii) warrants, options, or other rights to purchase or otherwise acquire Preferred Units, Common Units, Class A Junior Units and Class B Junior Units. Subject to the provisions of this Agreement, the Securityholders’ Agreement and approval by the Board of Directors, the Company shall determine the number of each class or series of Units to be issued or sold and the contribution required in connection with the issuance of such Additional Interests. In order for a Person to be admitted as a new Member of the Company with respect to an Additional Interest, with respect to Membership Interests that have been transferred pursuant to this Agreement or otherwise, such Person shall have delivered to the Company a written undertaking in a form acceptable to the Company to be bound by the terms and conditions of this Agreement and the Securityholders’ Agreement and shall have delivered such documents and instruments as the Company reasonably determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or the transfer of Membership Interests to such Person or to effect such Person’s admission as a Member. Thereafter, the Secretary of the Company shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member and shall make available for review a copy of such amended Exhibit A to each Member. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued such Person’s Membership Interest, including any Units that correspond to and are part of such Membership Interest.

2.2. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that:

(a) Such Member has full legal right, power and authority (including the due authorization by all necessary corporate, limited liability company or partnership action in the case of corporate, limited liability company or partnership Members) to enter into this Agreement and to perform such Member’s obligations hereunder without the need for the consent of any other Person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms hereof.

(b) The Membership Interests are being received by such Member for investment and not with a view to any distribution thereof that would violate the United States Securities Act of 1933, as amended (the “Securities Act”), or the applicable securities laws of any state; and such Member will not distribute the Membership Interests in violation of the Securities Act or the applicable securities laws of any state.

(c) Such Member understands that the Membership Interests have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

(d) Such Member is financially able to hold the Membership Interests for long-term investment, believes that the nature and amount of the Membership Interests being acquired are consistent with such Member’s overall investment program and financial position, and recognizes that there are substantial risks involved in acquiring the Membership Interests.

(e) Such Member confirms that (i) such Member is familiar with the business of the Company, (ii) such Member has had the opportunity to ask questions about the Company and to obtain (and that such Member has received to its satisfaction) such information about the business and financial condition of the Company as such Member has reasonably requested, and (iii) such Member, either alone or with such Member’s representative (as defined in Rule 501(h) promulgated under the Securities Act), if any, has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of the prospective investment in the Membership Interests.

(f) Such Member acknowledges and agrees that such Member’s Membership Interests can not be sold, assigned, transferred, exchanged or otherwise disposed of except in compliance with the terms of the Securityholders’ Agreement.

2.3. Membership Interests; Certification. The Membership Interests shall be divided into four classes of Units consisting of units of Preferred Membership Interests (the “Preferred Units”), units of Common Membership Interests (the “Common Units”), units of Class A Junior Interests (the “Class A Junior Units”) and units of Class B Performance Based Junior Interests (the “Class B Junior Units” and, together with the Class A Junior Units, the “Junior Units”, and, together with the Preferred Units, the Common Units and the Class A Junior Units, the “Units”). As of the date hereof, and after giving effect to the transactions contemplated hereby, there shall be authorized (i) 316,000 Preferred Units, of which 316,000 will be issued and outstanding, (ii) 50,000,000 Common Units, of which 50,000,000 will be issued and outstanding, (iii) 2,150,000 Class A Junior Units, of which 2,150,000 will be issued and outstanding and (iv) 1,620,000 Class B Junior Units, none of which will be issued and outstanding. The Company may, in its discretion, issue certificates to the Members representing the Units of Membership Interests held by each Member. To the extent that the holder of a Unit is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing Units, then, in the event that the Units are not certificated by the Company, the Company will provide a form to be completed and delivered by such holder in lieu thereof.

2.4. Preferred Units.

(a) Voting Rights. Subject to the applicable provisions of the Securityholders’ Agreement, except as required by applicable law and except for any voting by the holders of Preferred Units as part of a separate class or series pursuant to Section 2.4(c) or any other provision of this Agreement, no holder of Preferred Units, as such holder, shall be entitled to vote on any matter submitted to a vote of the Members. On any matters on which the holders of the Preferred Units shall be entitled to vote, they shall be entitled to one vote for each unit held. Except as otherwise required by law or as otherwise provided herein, the holders of Preferred Units shall not be entitled to notice of any meeting of Members.

(b) Preferred Unit Original Issue Price. The “Preferred Unit Original Issue Price” is equal to $1,000 per Preferred Unit.

(c) Other Rights. Subject to the applicable provisions of the Securityholders’ Agreement, without the written consent of the holders of a majority of the outstanding units of Preferred Units or the vote of the holders of a majority of the outstanding units of Preferred Units at a meeting of the holders of Preferred Units called for such purpose, the Company shall not amend, alter or repeal any provision of the Company’s Certificate or this Agreement so as to adversely affect the relative rights and preferences of the Preferred Units; provided however, that any such amendment that changes the liquidation preference of the Preferred Units or that treats any Preferred Units differently than any other Preferred Unit shall require the affirmative vote of the holder of each unit of Preferred Units at a meeting of such holders called for such purpose or the written consent of the holder of each such unit of Preferred Units; provided further, that in no event will the issuance of any series of Units that is senior to, on a parity with or junior to the Preferred Units or is entitled to payment prior to the time when the Preferred Units are entitled to payment be deemed to adversely affect the rights and preferences of the Preferred Units.

(d) Acknowledgement. Each holder of Preferred Units, by acceptance thereof, acknowledges and agrees that payments of Yield, dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Company may be subject to restrictions contained in certain credit and financing agreements of the Company.

2.5. Common Units. Except as otherwise provided herein, all Common Units shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Voting Rights of Common Units. Subject to the applicable provisions of the Securityholders’ Agreement, the holders of Common Units, as a single class together with the holders of vested Junior Units, shall have the general right to vote for all purposes including the election of directors of the Board of Directors. Each holder of Common Units shall be entitled to one vote for each unit thereof held. There shall be no cumulative voting.

(b) Vesting. Except as set forth herein, Common Units shall be 100% vested upon issuance. Notwithstanding the preceding sentence, the Board of Directors may award, subject to compliance with Section 2.1(b), unvested Common Units from time to time (to the extent authorized or to be authorized under Section 2.3 hereof). Such unvested Common Units shall vest in accordance with the following percentages: (i) prior to the first anniversary of the Issue Date, 0%; (ii) after the first anniversary of the Issue Date, and on or prior to the second anniversary of the Issue Date, 20%; (iii) after the second anniversary of the Issue Date, and on or prior to the third anniversary of the Issue Date, 40%; (iv) after the third anniversary of the Issue Date, and on or prior to the fourth anniversary of the Issue Date, 60%; (v) after the fourth anniversary of the Issue Date, and on or prior to the fifth anniversary of the Issue Date, 80%; and (vi) after the fifth anniversary of the Issue Date, 100%; provided that upon a Change of Control, 100% of the unvested Common Units held by any single Member will become vested.

(c) Common Unit Original Issue Price. The “Common Unit Original Issue Price” is equal to $1.00 per Common Unit.

(d) Section 83(b) Elections. Every Common Unit holder who provides services to the Company or its Subsidiaries, and who receives Common Units will timely make elections under Code Section 83(b) and, if such person is subject to tax in the United Kingdom,

Section 431 ITEPA 2003 with respect to any Common Units received by such Person upon their issuance, in a manner reasonably prescribed by the Company, provided that it is agreed that such Common Units shall be determined by reference to the amount that would be paid with respect to such Common Units pursuant to Section 4.2(b) if the Company were to liquidate on the date of the issuance of such Common Units.

(e) For the avoidance of doubt, neither the Company nor any Member of the Company is providing any covenant or guarantee that the characterization of Common Units issued in connection with the performance of services as a “profits interest” or that the value of such Common Units should be determined as set forth in Section 2.5(d) shall be accepted by any government authority or a court of law.

(f) Other Rights. Subject to the applicable provisions of the Securityholders’ Agreement, without the written consent of the holders of a majority of the outstanding units of Common Units or the vote of the holders of a majority of the outstanding units of Common Units at a meeting of the holders of Common Units called for such purpose, the Company shall not amend, alter or repeal any provision of the Company’s Certificate or this Agreement so as to adversely affect the relative rights and preferences of the Common Units; provided, however, that any such amendment that changes the liquidation preference of the Common Units or that treats any Common Units differently than any other Common Unit other than as set forth herein or in the Securityholders’ Agreement shall require the affirmative vote of the holder of each unit of Common Units at a meeting of such holders called for such purpose or the written consent of the holder of each such unit of Common Units; provided, further, that in no event will the issuance of any series of Units that is senior to, on a parity, with or junior to the Common Units or is entitled to payment prior to the time when the Common Units are entitled to payment be deemed to adversely affect the rights and preferences of the Common Units.

2.6. Junior Units.

(a) Junior Unit Original Issuance Price. The Company shall issue Junior Units on the terms set forth in this Section 2.6. No Capital Contributions will initially be required to be made by holders of Junior Units on the date of grant on account of the issuance of Junior Units to such holder of Junior Units.

(b) Awards of Junior Units. Subject to compliance with Section 2.1(b), Junior Units maybe awarded from time to time in such amounts (to the extent authorized or to be authorized under Section 2.3 hereof) and to such participants as are determined by the Board of Directors. Junior Units shall be issued in series, which shall be numbered sequentially (e.g., Class A-1 Junior Units, Class A-2 Junior Units, etc.).

(c) Vesting. The Class A Junior Units and the Class B Junior Units shall be unvested at issuance and shall vest as follows:

(i) in the case of Class A Junior Units, that portion of the aggregate Class A Junior Units equal to the following percentages: (1) prior to the first anniversary of the Issue Date, 0%; (2) after the first anniversary of the Issue Date, and on or prior to the second anniversary of the Issue Date, 20%; (3) after the second anniversary of the Issue Date, and on or prior to the third anniversary of the Issue Date, 40%; (4) after the third anniversary of the Issue Date, and on or prior to the fourth anniversary of the Issue Date, 60%; (5) after the fourth anniversary of the Issue Date, and on or prior to the fifth anniversary of the Issue Date, 80%; and (6) after the fifth anniversary of the Issue Date, 100%; provided that upon a Change of Control, 100% of the Class A Junior Units held by any single Member will become vested.

(ii) in the case of Class B Junior Units, 20% of the Class B Junior Units will vest ratably on the anniversaries of the Issue Date occurring after the issuance of such Class B Junior Units through the fifth anniversary of the Issue Date in 2012 if the Company attains the following financial goals (each, as will be adjusted from time to time with the approval of Court Square to take into consideration any divestitures or acquisitions by the Company occurring during such year, a “Performance Vesting Target”):

(1) if the Company’s EBITDA for calendar year 2007 is at least $160,000,000;

(2) if the Company’s EBITDA for calendar year 2008 is at least $185,000,000;

(3) if the Company’s EBITDA for calendar year 2009 is at least $195,000,000;

(4) if the Company’s EBITDA for calendar year 2010 is at least $207,000,000;

(5) if the Company’s EBITDA for calendar year 2011 is at least $220,000,000; and

(6) if the Company’s EBITDA for calendar year 2012 is at least $220,000,000;

provided that (x) if the Company does not attain the Performance Vesting Target for any particular year, but does attain the Performance Vesting Target for the subsequent calendar year, then, such prior year’s Performance Vesting Target shall be deemed satisfied and such ratable portion of the Class B Junior Units that did not vest with respect to the prior calendar year shall vest on the anniversary of the Issue Date for the then applicable period and (y) upon a Change of Control on or prior to the sixth anniversary of the Issue Date, all Class B Junior Units held by any Member will become vested to the extent that Court Square receives an Internal Rate of Return on its investment in the Company of at least 26% as a result of such Change of Control; provided, however on the sixth anniversary of the Issue Date, any Class B Junior Units that have not vested shall be forfeited to the Company and shall cease to be outstanding.

(d) Voting Rights. Subject to the applicable provisions of the Securityholders’ Agreement, the holders of vested Junior Units, as a-single class together with the holders of Common Units, shall have the general right to vote for all purposes, including the election of Directors. Each holder of vested Junior Units shall be entitled to one vote for each unit thereof held. There shall be no cumulative voting.

(e) Section 83(b) Elections and Related Matters. (i) The Company, each holder of Junior Units and each other Member hereby acknowledge and agree that the Junior Units held by each such holder of Junior Units and the rights and privileges associated with such Junior Units, collectively, are intended to constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191.

(ii) Every Member receiving Junior Units will timely make elections under Code Section 83(b) and, if such person is subject to tax in the United Kingdom, Section 431 ITEPA 2003’ with respect to any Junior Units received by such Person upon their issuance, in a manner reasonably prescribed by the Company, and it is agreed that the fair market value of such Junior Units for purposes of such election shall be reported as zero.

(iii) For the avoidance of doubt, neither the Company nor any Member of the Company is providing any covenant or guarantee that the characterization of the Junior Units as a “profits interest” as described in this Section 2.6(e) or that the value of such Junior Units is zero shall be accepted by any government authority or a court of law.

2.7. Information. Each Member shall have the right to access all information to which that Member is entitled to have access pursuant to Section 18-305 of the Act, provided that, such Member provides five days prior written notice to the Company of the materials such Member requests be made available and the purpose for inspecting such materials. Such materials shall be provided at the executive headquarters of the Company during its regular business hours. All expenses of providing the materials requested pursuant to this Section 2.7, including, without limitation, duplicating fees, shall be paid by the Member requesting the information. Anything in this Section to the contrary notwithstanding, the Board of Directors shall have the right to keep confidential from the Members, for such period of time as the Board of Directors deems reasonable, any information which the Board of Directors reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Directors in good faith believes is not in the best interest of the Company or could damage the Company or its business or the Company is required by applicable law or by agreement with a third party to keep confidential. Nothing contained in this Section 2.7 shall be deemed to limit the rights of any Member under the Securityholders’ Agreement.

2.8. Liability to Third Parties. Except as to any obligation it may, have under the Act to repay funds’ that may have been wrongfully distributed to it, no Member or Director shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

2.9. Lack of Authority. No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company; provided that, this Section 2.9 shall not limit the rights of any Director who is also a Member to act in such Member’s capacity as a Director.

2.10. Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a transfer of its Membership Units in accordance with this Agreement and the Securityholders’ Agreements) and any attempt to violate the provisions hereof shall be legally ineffective.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1. Contributions.

(a) General. Each Member shall make or shall have Made a Capital Contribution as provided for in this Article III. As used herein, “Capital Contribution” means any contribution by a Member to the capital of the Company; provided that upon the admission of a new Member after the date hereof, the Capital Contribution of each Member shall be deemed equal to the capital account of such Member as revalued pursuant to this Agreement. The Company may, in its discretion, issue certificates to the Members representing the Membership Interests held by each Member.

(b) Initial Contributions.

(i) Formation. The Company was formed on December 13, 2006 as a limited liability company having only one member, Court Square Capital Partners II, L.P., a Delaware limited partnership (“Court Square II”).

(ii) Contributions on December 13, 2006. On December 13, 2006, Court Square II contributed $1.00 to the Company in exchange for 1 Common Unit.

(iii) Contributions as of the date hereof. On the date hereof, the Persons listed on Exhibit A hereto have made the contributions to the Company in exchange for the Units, in each case as set forth, together with the contributions made and Units issued on December 13, 2006 as described in the preceding clause (ii), on Exhibit A hereto opposite their respective names.

3.2. Additional Capital Contributions and Return of Contributions. No Member shall be required to make any additional Capital Contributions to the Company or to restore any deficit in such Member’s capital account. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

3.3. Advances by Members. With the consent of the Board of Directors and to the extent permitted by the Securityholders’ Agreement any Member may advance funds to or on behalf of the Company on terms approved by the Board of Directors. An advance described in this Section 3.3 constitutes a loan from the Member to the Company, and is not a Capital Contribution.

3.4. Capital Account

(a) A capital account shall be established and maintained for each Member. Such capital accounts shall be subject to revaluation in accordance with Reg. §1.704-1(b)(2)(iv)(f) at such time as the Board of Directors shall determine.

(b) Each Member’s capital account:

(i) shall be increased by: (A) the amount of money contributed by that Member to the Company, (B) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Reg. § 1.704-1(b)(4)(i), and

(ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(ii)(C) above and loss or deduction described in Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). Taxes withheld on behalf of a Member shall be considered a distribution to such Member.

(c) The Members’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Reg. § 1.704-1(b)(2)(iv)(g).

(d) A Member that has more than one Membership Interest shall have a single capital account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired.

(e) On the transfer of all or part of a Membership Interest, the capital account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Reg. § 1.704-1(b)(2)(iv)(1).

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations. (a) Except as otherwise provided in Section 4.1(b), profits and losses for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal: to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Delaware Act or under the terms of this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation in accordance with Article XI; provided that for purposes of this Section 4.1, such allocations (other than final allocations in connection with-the liquidation of the Company) shall be made to unvested Junior Units as if they were vested.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Limitation on Lasses. The Losses allocated to any Member pursuant to Section 4.1(b) of this Agreement shall not exceed the maximum amount of Losses that can be so allocated without causing such person to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.1(a), the limitation set forth in this Section 4.1(b)(i) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Reg. § 1.704-1(b)(2)(ii)(d).

(ii) Qualified Income Allocation. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit capital account balance of such Member as promptly as possible, provided that, an allocation pursuant to this Section 4.1(b)(ii) shall be made if and only to the extent that such Member would have a deficit capital account balance after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(b)(ii) were not in this Agreement.

(iii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(1) and 1.704-2(.0(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that, an allocation pursuant to this Section 4.1(b)(iii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(b)(iii) was not in the Agreement.

(iv) Impact of Company Indebtedness. In the event that the Company incurs indebtedness in any material amount, then the allocation provisions set forth herein shall be deemed to be thither modified so as to reflect inclusion of a Company and, if applicable, Member minimum gain chargeback consistent with that set, forth in Reg. §§ 1.704-2(f) and (i)(4), which allocations shall be applied - before application of the other special allocation provisions set forth in this Section 4.1(b).

(v) Curative Allocations. The allocations set forth in Section 4.1(b) (i) through (iv) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.1(b)(v). Therefore, notwithstanding any other provision of this Section 4.1 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income; gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1(a) (other than Section 4.1(b)).

(vi) If any unvested Junior Units are forfeited by a Member, the Company shall allocate to such Member gross income and gain or gross deduction and loss (to the extent such items are available) for the taxable year of the forfeiture in a positive or negative amount corresponding to the positive or negative amount determined by the formula (x) minus (y), where (x) equals the excess (not less than zero) of (a) the amount of the distributions (including deemed distributions under Code Section 752(b) and the adjusted tax basis of any property so distributed) to the Member with respect to the forfeited Junior Units (to the extent such distributions are not taxable under Code Section 731), over (b) the amounts paid for the Junior Units and the adjusted tax basis of property contributed by the Member (including deemed contributions under Code Section 752(a)) to the Company with respect to the forfeited Junior Units, and (y) equals the cumulative net income (or loss) allocated to the Member with respect to the forfeited Junior Units.

(vii) Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Board of Directors shall use its reasonable best efforts to allocate any corresponding Profit or Loss of the Company to the Member who recognizes such item in order to reflect the Members’ economic interest in the Company.

(c) Transfers of Units. All items of income, gain, loss, deduction and credit allocable to any Membership Interest that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on the percentage of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.

(d) Section 704(c) Allocations. Solely for tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or for which the adjusted tax basis and book value differ shall be allocated among the Members so as to take account of any variation between adjusted tax basis and book value. The allocations provided in this Section 4.1 are intended to comply with the requirements of Section 704 of the Code and Treasury Regulations thereunder and shall be interpreted (or modified, to the extent necessary) in such manner as is consistent with such requirements, as determined by the Company’s Tax Matters Partner (defined below). For purposes of allocations under Section 704(c) of the Code, the Company shall use the remedial allocation method, as described in Reg. § 1.704-3(d).

4.2. Distributions.

(a) Regular Distributions. The Board of Directors shall have the authority to reinvest the Company’s cash generated from operations and dispositions of assets, including the sale, or other disposition of equity interests in a related company in which the Company invests directly or indirectly. Consequently, distributions to Members of the Company’s cash or other assets shall be made only at such times and in such amounts as authorized by the Board of Directors, and the Board of Directors shall have no obligation or duty to distribute cash or other assets to the Members prior to the dissolution and liquidation of the Company; provided that, notwithstanding the foregoing, upon a Change of Control, distributions shall be made to the holders of Preferred Units in accordance with Section 4.2(b) hereof.

(b) Liquidating Distributions. Upon any dissolution, liquidation or termination of the Company in accordance with Article XI hereof, distributions, if any, shall be made as follows:

(i) First, the holders of the Preferred Units shall be entitled to receive all or a portion of such distribution (ratably among such holders based upon the number of Preferred Units held by each such holder as of the time of such distribution) equal to the aggregate Unpaid Yield on the outstanding Preferred Units as of the time of such distribution, and no distribution or any portion thereof shall be made under Sections 4.2(b)(ii)-(v) below until the entire amount of the Unpaid Yield on the outstanding Preferred Units as of the time of such distribution has been paid in full. The distributions made pursuant to this Section 4.2(b)(i) to holders of Preferred Units shall constitute a payment of Yield on Preferred Units.

(ii) Second, the holders of Preferred Units shall be• entitled to receive all or a portion of such ‘distribution (ratably among such holders based upon the number of Preferred Units held by each such holder as of the time of such distribution) equal to the aggregate Unreturned Preferred Original Cost of the outstanding Preferred Units as of the time of such distribution, and no distribution or any portion thereof shall be made under Sections 4.2(b)(iii)-(v) below until the entire amount of the Unreturned Preferred Original Cost of the outstanding Preferred Units as of the time of such distribution has been paid in full. The distributions made pursuant to this Section 4.2(b)(ii) to holders of Preferred Units shall constitute a return of Preferred Unit Original Issue Price.

(iii) Third, the holders of Common Units shall be entitled to receive all or a portion of such distribution (ratably among such holders based upon the number of Common Units held by each such holder as of the time of such distribution) equal to the aggregate Common Preference on the outstanding Common Units as of the time of such distribution, and no distribution or any portion thereof shall be made under Sections 4.2(b)(iv) or (v) below until the entire amount of the Common Preference on the outstanding Common Units as of the time of such distribution has been paid in full. The distributions made pursuant to this Section 4.2(b)(iii) to holders of Common Units shall constitute a payment of Common: Preference on the Common Units.

(iv) Fourth, the holders of Common Units shall be entitled to receive all, or a portion of such distribution (ratably among such holders based upon the number of Common Units held by each such holder as of the time of such distribution) equal to the aggregate Unreturned Common Original Cost of the outstanding Common Units as of the time of such distribution, and no distribution or any portion thereof shall be made under Section 4.2(b)(v) below until the entire amount of the Unreturned Common Original Cost of the outstanding Common Units as of the time of such distribution has been paid in full. The distributions made pursuant to this Section 4.2(b)(iv) to holders of Common Units shall constitute a return of Common Unit Original Issue Price.

(v) After the required amount of a distribution has been made pursuant to Sections 42(b)(i)-(iv) above, the holders of Common Units, together with the holders of Junior Units, as a group, shall be entitled to receive the remaining portion of such distribution (ratably among such holders based upon the number of Common Units and vested Junior Units held by each such holder as of the time of such distribution); provided, however, that a particular series of Junior Units shall be entitled to participate in a distribution (or portion thereof) only to the extent that prior cumulative distributions pursuant to this Section 4.2(b)(v)

(including any prior portion of the same distribution) equal or exceed the amount of the Available Profits as of the date of the first issuance of such series of Junior Units; provided further, that any portion of a distribution otherwise payable pursuant to this Section 4.2(b)(v) in respect of unvested Junior Units shall, unless specifically approved by the Board of Directors, not be paid to the holders of such unvested Junior Units (and such holder will not have any right thereto) unless and until such unvested Junior Units have vested (but in the event of such vesting, any amount so withheld and not paid in respect of formerly unvested Junior Units will be paid to the holder of such Junior Units within a reasonable period of time after such Junior Units have vested).

Notwithstanding any other provision of this Agreement to the contrary, no amount shall be distributed to a Member hereunder in excess of the positive balance of that Member’s Capital Account.

(c) Non-Liquidating Distributions.

(i) At the time of any distribution other than distributions pursuant to Section 4.2(b) above (each, a “Non-Liquidating Distribution”), such Non-Liquidating Distributions shall be made to the holders of the Preferred Units, Common Units and Junior Units in the manner and in the priority set forth in Section 42(b) hereof; provided that if such Non-Liquidating Distribution shall be payable in Preferred Units, Common Units or Junior Units, as applicable, the payments in Preferred Units shall be payable to holders of Preferred Units, the payments in Common Units shall be payable to holders of Common Units, the payments in Class A Junior Units shall be payable to holders of Class A Junior Units and the payments in Class B Junior Units shall be payable to holders of Class B Junior Units; provided further that the amount of any Non-Liquidating Distribution payable with respect to unvested Common Units or unvested Junior Units shall be retained by the Company until such units vest. Any Non-Liquidating Distributions otherwise payable upon Common Units or Junior Units that are forfeited shall be retained by the Company.

(ii) At such time as distributions have been made to the holders of Preferred Units equal to the full amount of the Unpaid Yield and Unreturned Preferred Original Cost, such Preferred Units shall be cancelled, cease to be outstanding and all rights and preferences ascribed to such Preferred Units, including the rights and preferences contained in the Securityholders’ Agreement, shall terminate.

(d) Tax Distributions.

(i) The Board of Directors shall, from time to time but solely to the extent of available cash (as determined by the Board of Directors in its reasonable discretion), distribute all or part of any amounts otherwise distributable under Section 4.2(c) to the Members to the extent of and in proportion to their respective Cumulative Tax Shortfall (“Tax Distributions”). If any Tax

Distributions are made, then subsequent Distributions shall be made to the Members in such a way that, to the extent possible (and as soon as possible with respect to any Distributions made pursuant to Section 4.2(c) in the discretion of the Board of Directors), cumulative Distributions to the Members shall equal the cumulative Distributions the Members would have received under Section 4.2(c) in the absence of this Section 4.2(d). For purposes of this Agreement, Distributions made to a Member pursuant to this Section 4.2(d) shall be deemed to have been made to such Member under those provisions of Section 4.2(c) in respect of which the related items of income and gain were allocated to such member.

ARTICLE V

DIRECTORS

5.1. The Board of Directors; Delegation of Authority and Duties.

(a) The Members, acting through the Board of Directors, shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by applicable law. Except as otherwise expressly provided for herein or the Securityholders’ Agreement, the Members hereby consent to the exercise by the Board of Directors of all such powers and rights conferred on them by the Act or otherwise by applicable law with respect to the management and control of the Company. No Member and no Director, in its capacity as such, shall have any power to act for, sign for, or do any act that would bind the Company. The Members, acting through the Board of Directors, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures. To the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to directors of a corporation.

(b) The Board of Directors shall have the power and authority to delegate to one or more other persons the Board of Directors’ rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board of Directors to Directors, agents and employees of the Company (including Officers). The Board of Directors may authorize any person (including, without limitation, any Member, Officer or Director) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board of Directors shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation and no Officer or other person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.

(c) It shall be the responsibility of the Board of Directors to provide advice to Officers regarding the overall operation and direction of the Company. The function of the Board of Directors shall be similar to the oversight typically provided to a corporation by its board of directors. The Officers shall, at all times, retain final responsibility for the day-to-day management, operation, and control of the Company, subject to the supervision and direction of the Board of Directors.

(d) As further described in the Securityholders’ Agreement, the Board of Directors may, from-time to time, designate one or more committees, each committee to consist of one or more Directors. Any such committee shall have such powers and authority as provided in the enabling resolution of the Company with respect thereto. At every meeting of any such committee, the presence of all members thereof shall constitute a quorum and the affirmative vote of a majority of all members shall be necessary for the adoption of any resolution; provided, that the Board of Directors shall have the authority to lower the number of committee members so required to constitute a quorum so long as such number is at least a majority of the total number of members, and to lower the number of committee members whose affirmative vote is so required to adopt a resolution so long as such number is at least a majority of the committee members present at any meeting at which a quorum is present The Board of Directors may dissolve any committee at any time, unless otherwise provided in this Agreement:

(e) The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company.

(f) A Director shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s Officers or employees or committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

5.2. Establishment of Board of Directors; Term of Office. Subject to the applicable provisions of the Securityholders’ Agreement, the Board of Directors shall have the authority to fix the authorized number of Directors on the Board of Directors from time to time Once elected by the Members pursuant to this Section 5.2 and the Securityholders’ Agreement, ‘a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement and the Securityholders’ Agreement, or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board of Directors. Any such resignation shall take effect at the time the Board of Directors receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of Directors of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or at law to the contrary but subject to the applicable provisions of the Securityholders’ Agreement, any Director may be removed at any time with or without cause by the vote of a majority of the Units then entitled to vote at an election of Directors.

5.3. Meetings of the Board of Directors.

(a) The Board of Directors shall meet on a regular basis, not less than annually, at such time and at such place as the Board of Directors may designate Special meetings of the Board of Directors shall be, held at the request of a majority of the Directors upon at least five (5) days (if the meeting is to be held in person) or two (2) days (if the meeting is to be held telephonically) oral or written notice to the Directors. Each such special meeting shall be held at such time and at such place as is designated in the notice of the meeting. Any Director may waive the requirement of such notice as to such Director by participation in such meeting other than for purposes of objecting to such meeting. Any meeting of the Board of Directors may be held in person or by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and any Director may participate in any such meeting by means of any of the foregoing notwithstanding the means of participation by any other Director. The Directors shall use their commercially reasonable efforts to hold meetings at such times and places as permit all Directors to participate.

(b) To the extent not inconsistent with this Agreement or the Act, the procedures and rights governing the Board of Directors shall be as provided to the board of a corporation under the Delaware General Corporation Law.

5.4. Quorum; Voting.

(a) Unless otherwise required by applicable law or provided in the Certificate, a quorum of the Board of Directors shall consist of a majority of the total number of directors, which such majority shall include a majority of the designees of Court Square II.

(b) Except as otherwise provided in the Certificate, this Agreement or pursuant to applicable law, all actions of the Board of Directors shall require (i) the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board of Directors at which a quorum is present or (ii) the unanimous written consent of the Board of Directors, provided that, in the event that there is a vacancy on the Board of Directors and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(c) Subject to the provisions of the Securityholders’ Agreement, the Board of Directors may create executive, compensation, audit and such other committees as it may determine. At least one Court Square II designee shall be a member of any committee created by the Board of Directors and the WP designee shall be a member of any executive or similarly designated committee and have full observer/visitation rights with respect to any committee of which such director is not .a member.

5.5. Action by Written Consent. Any action which could be taken by the Board of Directors at a meeting may be taken by the Board of Directors, without a meeting, without prior notice and without a vote, if all of the Directors execute a consent or consents in writing setting forth the action so taken. Any written consent may be executed and ascribed to by facsimile or similar electronic means.

5.6. Payments to Directors; Reimbursements. Except as otherwise determined by the Board of Directors (by the vote or written consent of a majority of the votes of the disinterested Directors then in office), no Director shall be entitled to remuneration by the Company for services rendered in his or her capacity as a Director (other than for reimbursement of reasonable out-of-pocket expenses of such Director). All Directors will be entitled to reimbursement of their reasonable out-of-pocket-expenses incurred in connection with their attendance at Board of Directors meetings.

5.7. Interested Party Transactions.

(a) Subject to the applicable provisions of the Securityholders’ Agreement, no contract or transaction between the Company and one or more of its Directors or Officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because any such Director’s or Officer’s votes are counted for such purpose, if

(i) the material facts as to the Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(ii) the contract or transaction is fair from a financial point of view as to the Company as of the time it is authorized, approved or ratified, by the disinterested Directors or Members.

(b) Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

(c) In no event shall the restrictions set forth in this Section 5.7 apply to the (i) advisory agreement by and between the Company and Court Square Management, LLC or (ii) the advisory agreement by and between the Company and Weston Presidio Service Company, LLC.

ARTICLE VI

OFFICERS

6.1. Designation and Appointment. The Board of Directors may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Directors), including employees, agents and other persons (any of whom may be a Member or Director) who may be designated as Officers of the Company (“Officers”), with titles including but not limited to “chief executive officer,” “president,” vice president,” “treasurer,” “secretary,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Board of Directors. Any number of offices may be held by the same person. In the Board of Directors’ discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officer so designated shall have such authority and perform such duties as is customary for an officer of such type for a corporation or as the Board of Directors may, from time to time, delegate to such Officer. The Board of Directors may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall have qualified as an Officer or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Directors.

6.2. Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. The acceptance by the Board of Directors of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board of Directors. Designation of any person as an Officer by the Board of Directors pursuant to the provisions of Section 6.1 shall not in and of itself vest in such person any contractual or employment rights with respect to the Company.

6.3. Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (ii) keep the Board of Directors reasonably apprised of material developments in the business of the Company.

6.4. President. The president of the Company shall, subject to the powers of the Board of Directors, have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are effectuated. The president of the Company shall have such other powers and perform such other duties as may be prescribed by the Board of Directors.

6.5. Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the president of the Company or the Board of Directors may from time to time prescribe. A vice president may be designated as an executive vice president, a senior vice president, an assistant vice president, or a vice president with a functional title.

6.6. Secretary. The secretary of the Company shall attend all meetings of the Board of Directors, record all the proceedings of the meetings and perform similar duties for the committees of the Board of Directors when required by the Board of Directors. The secretary of the Company shall keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the President of the Company or the Board of Directors. The secretary of the Company shall have the general duties, powers and responsibilities of a secretary of a corporation. If the Board of Directors chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary’s absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the President of the Company or the Board of Directors may from time to time prescribe.

ARTICLE VII

MEETINGS OF MEMBERS

7.1. Meetings of Members.

(a) All meetings of the Members shall be held at the principal place of business of the Company or, at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice thereof). Except as otherwise required by law or as otherwise provided herein or in the Securityholders’ Agreement, only holders of Common Units and Junior Units, to the extent vested, shall be entitled to notice of, to attend and to vote at meetings of the Members.

(b) An annual meeting of the Members shall be held for the purpose of election of the Directors and for the transaction of such other business as may properly come before the meeting. Any ‘fleeting of Members shall be held on such date and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.

(c) Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board of Directors or upon the request of a Required Interest (defined below). Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members. As used herein, “Required Interest” means one or more Members owning among them more than 50% of the then outstanding Common Units and vested Junior Units.

(d) All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Director designated by a majority of the Board of Directors. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

7.2. Notice. Written notice stating the place, day and hour of any meeting of the Members and, with respect to a special meeting of the Members, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of such meeting by or at the direction of the Directors or person calling the meeting, to each Member entitled to vote at such meeting.

7.3. Quorum; Voting.

(a) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, a quorum shall be present at a meeting of Members if the holders of a Required Interest are represented at the meeting in person or by proxy.

(b) A Member may vote either in person or by proxy executed in writing by the Member. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable. Except as otherwise provided in the Certificate or this Agreement or required by applicable law, with respect to any matter, the affirmative vote of a Required Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

7.4. Action by Written Consent. Any action which could be taken by the Members at an annual or special meeting of Members may be taken by the Members, without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is: signed by the holders of a Required Interest (or holders of such higher aggregate percentage of Membership Interest as is required to authorize or take such action under the terms of the Certificate, this Agreement, the Securityholders’ Agreement, or applicable law). Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

7.5. Record Data. The Board of Directors may fix a record date for purposes of determining Members entitled to notice of or vote at a meeting of Members (including any adjournment thereof), Members entitled to consent to action by written consent, and Members entitled to receive payment of any dividend or other distribution or allotment of any rights, which such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which such record date shall not be more than sixty nor less than ten days before the date of such meeting, consent or payment.

7.6. Adjournment. The chairman of the meeting or the holders of a Required Interest shall have the power to adjourn such meeting from, time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Required Interest and no notice of the adjourned meeting need be given if such time and place are announced at the meeting at which the adjournment is taken. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

7.7. Conversion. Subject to the applicable provisions of the Securityholders’ Agreement, the Company may convert to a corporation, business trust or association, a general partnership or a limited partnership, provided that such conversion is approved by the Board of Directors and authorized by the affirmative vote of the Required Interest taken at a special meeting of Members duly called for purposes of considering such conversion. Notwithstanding any other provision of this Agreement or the Securityholders’ Agreement, upon the conversion of the Company into a corporation, whether by operation of law, merger, or otherwise, or upon an exchange of the Preferred Units, Common Units, Class A Junior Units or Class B Junior Units for shares of a corporation, the Board of Directors will use reasonable efforts to ensure that any equity securities received by the holders of such Units in consideration for such Units shall be limited to stock which is not treated as preferred stock for U.S. Federal income tax purposes (and, if the conversion is by reason of the Company’s affirmative election to be treated as a corporation for U.S. Federal income tax purposes, the Preferred Units will be converted into Common Units prior to the effective date of such election or otherwise amended in such a manner that none of the equity securities of the converted entity received by the holders of such Units for such Units would be treated as preferred stock for U.S. Federal income tax purposes).

7.8. Merger and Consolidation. Subject to the applicable provisions of the Securityholders’ Agreement, pursuant to an agreement of merger or consolidation, the Company may merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act) provided that such merger or consolidation is approved the Board of Directors and authorized by the affirmative vote of the Required Interest taken at a special meeting of Members duly called for purposes of considering such merger or consolidation.

7.9. Sale of Assets. Subject to the applicable provisions of the Securityholders’ Agreement, the Company may sell, lease or exchange all or substantially all of its property and assets upon such terms and conditions and for such consideration as the Board of Directors deems expedient and for the best interests of the Company, provided that such sale, lease or exchange is approved by the Board of Directors and authorized by a resolution adopted by the Required Interest at a special meeting duly called for purposes of considering such sale, lease or exchange.

ARTICLE VIII

INDEMNIFICATION

8.1. Right to Indemnification. The Company shall indemnify any person: who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Director or Officer of the Company or a director or officer of a constituent Person in a consolidation or merger, or is or was serving at the request of the Company or a constituent Person absorbed in a consolidation or merger, as a director or officer of another Person, or is or was a Director or Officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed Proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

8.2. Advance of Expenses. Expenses incurred by a Director or Officer of the Company in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding subject to the provisions of any applicable law.

8.3. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article VIII is permissible, the Board of Directors by a majority vote of a quorum consisting of Directors not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine hi each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested Directors so directs, provided that if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any Director or Officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company. No Member shall be obligated to make a Capital Contribution to satisfy any indemnification claim.

8.4. Contractual Obligation. The obligations of the Company to indemnify a Member, Director or Officer under this Article VIII, including the duty to advance expenses, shall be considered a contract between the Company and such Director or Officer, and no modification or repeal of any provision of this Article VIII shall affect, to the detriment of the Director or Officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

8.5. Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article VIII shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate, agreement, vote of Members or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

8.6. Insurance and Other Indemnification. The Board of Directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, OT otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE IX

TAXES

9.1. Tax Returns. The Board of Directors shall cause the Company to prepare and file all necessary U.S. Federal, state, local and foreign tax returns for the Company. Each Member shall furnish to the Company all pertinent information (including without limitation form W-9, W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. Such tax returns will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement

9.2. Tax Allocations and Reports. The Company shall take reasonable efforts so that within three calendar months after the end of each fiscal year, the Board of Directors shall cause the Company to furnish each Member an Internal Revenue Service Form K-1, which form will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement Upon the written request of any such Member and at the expense of such Member, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income tax return which must be filed by such Member.

(a) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code. Each Member will, upon request, supply the information necessary to give proper effect to any such election.

(b) Court Square II shall act as the “Tax Matters Partner” (as defined in Section 6231(0(7) of the Code) in accordance with Sections 6221 through 6233 of the Code. Upon such designation, the Tax Matters Partner shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member (including by offset against distributions otherwise payable to such Member). Each Director will be provided with a copy of all tax returns filed by the Company and the Tax Matters Partner will consult with and keep the Board of Directors fully informed about the status of all material tax examinations, controversies and proceedings.

9.3. Partnership for U.S. Federal Tax Purposes.

(a) Prior to the effective time of an affirmative election for the Company to be treated as a corporation for U.S. Federal income tax purposes or prior to the time the Company is converted to a corporation under Delaware’(or other state) law, whether by operation of law, merger, or otherwise (a) for U.S. Federal tax purposes, and, to the extent consistent with applicable law, foreign tax purposes, the parties agree to treat the Company as a partnership and to treat all Units as interests in such partnership and no party shall take any position inconsistent with this characterization M any tax return or otherwise, (b) the Company shall not engage in, and shall not invest in any partnership or entity treated as a disregarded entity for U.S. Federal income tax purposes which engages in any activities which constitute the conduct of a trade or business within the meaning of Section 864(b) of the Code or would otherwise require organizations exempt from U.S. Federal income tax under Sections 401(a) or 501(c) of the Code to recognize unrelated business taxable income as defined under Section 512 of the Code, and (c) the Company shall not take any action that would cause an organization exempt from U.S. Federal income tax under Section 401(a) or 501(c) of the Code to incur unrelated debt financed income as defined in Section 514 of the Code.

(b) The Company shall not invest, in the securities of an entity organized in a jurisdiction outside of the United States directly, or through one or more intermediate entities all of which are treated as tax-transparent (any such investment or participation, a “Covered Transaction”) or establish any office of the Company in a jurisdiction outside the United States without obtaining advice of counsel or other tax advisors that such Covered Transaction or establishment of such non-U.S. office, as applicable, will not cause any Member, solely as the result of its status as a member of the Company to be obligated to pay any tax in such jurisdiction on its income or any portion thereof, other than its income from the Company. The Company shall use its commercially reasonable efforts to structure each Covered Transaction (or the formation of any non-U.S. office of the Partnership) to minimize the tax risk that any Member will be required to file an income tax return, or a material and burdensome (as determined by the Company in its reasonable discretion) non-income tax return (which would exclude, by way of example, a return concerning a capital duty or share transfer tax), in the applicable non-U.S. jurisdiction referenced m the immediately preceding sentence (other than any tax return necessary to obtain a refund of a withholding tax imposed on such Member or any tax paid by the Company or any tax return attributable to the sale of securities of a Canadian corporation or any forms analogous to IRS Forms W-8 or certificates of residency, or other forms necessary to obtain treaty benefits or other tax reductions, in each case a “Permitted Tax Return or Form”) solely as a result of such Covered Transaction and such Member’s status as a member of the Company; provided, that the Company shall not be prohibited from engaging in a Covered Transaction if, despite such efforts, such Member is required to file such an income tax return.

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1. Books. The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act

10.2. Company Funds. Except as specifically provided in this Agreement or with the approval of the Board of Directors, the Company shall not pay to or use for, the benefit of any Member (except in any Member’s capacity as a Director, employee or independent contractor, of the Company), funds, assets, credit, or other resources of any kind or description of the Company. Funds of the-Company shall (i) be deposited only in the accounts of the Company in the Company’s name, (ii) not be commingled with funds of any Member, and (iii) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board of Directors.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.1. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the decision of the Board of Directors to dissolve and liquidate .the Company;

(b) the written consent of Members owning a majority of the Common Units; and

(c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of an event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

11.2. Liquidation and Termination.

(a) On dissolution of the Company, the Directors who have not wrongfully dissolved the Company shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall wind up, the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b) A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. Profits and Loss during the period of liquidation shall be allocated among the Members in accordance with Section 4.1 hereof. Upon satisfaction (whether by payment or the making of reasonable provision for payment) of the Company’s liabilities, the Company’s property and assets or the proceeds from the liquidation thereof shall be applied and distributed in accordance with the distribution priorities (and subject to the limitations) established in Section 4.2, to the extent not previously satisfied. A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within thirty days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Board of Directors.

11.3. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, upon dissolution of the Company, the deficit, if any, in the capital account of any Member, including any deficit that results from .or is attributable to’ deductions and losses of the Company (including non-cash items such as depreciation) or distributions of assets pursuant to this Agreement to all Members, shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

11.4. Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the Company is terminated, and the Board of Directors (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware, and cancel any other filings made pursuant to Section 1.5.

ARTICLE XII

GENERAL PROVISIONS

12.1. Offset. Whenever the Company is to pay any sum to any Member, any amounts then due and payable from such Member to the Company may be deducted from that sum before payment.

12.2. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid, or by delivering that writing to the recipient in person, by internationally recognized express courier, or by facsimile transmission; and a notice, request, or consent sent under this Agreement is effective on receipt by the person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, after a “good transmission” receipt is received, if sent via facsimile, or otherwise on the date of receipt by the recipient thereof. All notices, requests, and consents to be sent to a Member must be sent to or made at the address or facsimile number ascribed to that Member on the books of the Company or such other address or facsimile number as that Member may specify by notice to the Company and .the other Members. Any notice, request, or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.

12.4. Effect of Waiver or Consent. The failure, of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

12.5. Amendment. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by (i) the Company and (ii) the Members holding a majority of the outstanding Common Units and vested Junior Units on a fully diluted basis, except (a) as provided in Sections 2.4(c) and 2.5(f) and (b) an amendment that materially and adversely affects any Member differently from any other Member, increases the capital commitment of any Member or modifies the net income or loss or distributions allocable to any Member shall be effective only if such Member executes such amendment, and (c) an amendment that is inconsistent with the material terms of the Securityholders’ Agreement or that alters or waives the provisions .of Sections 2.8, 3.2 or 9.3 or Article VIII shall be effective only if Weston Presidio V, L.P. executes such amendment. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

12.6. Binding Act. Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

12.7. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.8. Consent to Exclusive Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection with this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Chancery Court of New Castle County, Delaware or the courts of the United States of America for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

12.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any, other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

12.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.11. No Third Party Benefit. The provisions hereof are solely for the benefit of the Company and its Members, Directors and Officers and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person.

12.12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.13. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

12.14. Certain Definitions.

(a) “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.), and any successor statute, as amended from time to time.

(b) “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such capital account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Reg. H 1.704-1(b)(2)-(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Assumed Tax Rate” means for any Fiscal Year the highest applicable blended marginal federal, state and local income tax rates to which any Member (or any Person whose tax liability is determined in whole or in part by reference to the income of such Member) may be subject (taking into account the deductibility or creditability, if any, of state or local taxes for federal and state income tax purposes and ignoring the application of the federal alternative minimum tax) on ordinary income or capital gain (taking into account the applicable holding period), as the case may be.

(e) “Available Profits” means, as of any date of determination, (i) the cumulative amount of all items of profit of the Company net of cumulative Losses, in each case as computed for purposes of maintaining Capital Accounts, for all fiscal years (or portion of a fiscal year as of such date of determination) of the Company (“Company Net Profits”), plus (ii) to the extent not included in the preceding clause (a), all Company net profits that would be attributable to the sale of the Company’s assets for their aggregate fair market value as of such date of determination (as such fair market value is recorded in a determination by the Board of Directors).

(f) “Book Value” means, with respect to any property contributed by a Member, the fair market value of such property at the time of contribution, and with respect to any other Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments that have been made pursuant to Section 3.4(c) which were required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

(g) “Change of Control” means such time as (1) any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than (x) the Institutional Securityholders and/or their respective Permitted Transferees, or (y) any “group” (within the meaning of such Section’ 13(d)(3)) of which either of the Institutional Securityholders constitutes a majority (on the basis of ownership interest), acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Company representing more than 51% of the combined voting power of the Company’s then outstanding voting securities with respect to matters submitted to a vote of the members generally; or (2) a sale or transfer by the Company or any of its subsidiaries of substantially all of the consolidated assets of the Company and its subsidiaries to a Person other than any Person described in clauses (x) or (y) above.

(h) “Closing Date” has the meaning ascribed to such term in the Merger Agreement.

(i) “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time

(j) “Common Preference” means an amount equal to $5,000,000.

(k) “Court Square” means Court Square II, Court Square Capital Partners II – A, L.P. and Court Square Capital Partners (Offshore) II, LP. (the “CSC Funds”) and the persons named on Schedule I of the Securityholders’ Agreement (collectively, the “Court Square Co-Investors).

(l) “Cumulative Tax Shortfall” of a Member means the excess, if any, of (i) the aggregate assumed federal, state and local tax liabilities attributable to all allocations to the Member of taxable income or gain from and after the date hereof (reduced by all allocations to such Member of taxable deduction or loss from and after the effective date hereof) over (ii) all current and prior distributions to such Member pursuant to Sections 4.2(c) and (d) For purposes of clause (i) hereof, the assumed tax liability of each Member shall be computed based on the Assumed Tax Rate.

(m) “EBITDA” means the following (all determined in accordance with GAAP consistently applied) with respect to the Company and its Subsidiaries for the applicable period: (i) net income of the Company and its Subsidiaries for such period (such amount to be based upon the financial statements of the Company and its Subsidiaries for such period), plus (ii) interest expense of the Company and its Subsidiaries for such period, plus (iii) federal, state, local and foreign income taxes and other taxes on income of the Company and its Subsidiaries for such period, plus (iv) depreciation and amortization of the Company and its Subsidiaries for such period, plus or minus (v) any extraordinary expenses or extraordinary income, respectively, incurred or earned by the Company and its Subsidiaries that is not reasonably expected to occur in the future or was not incurred in the ordinary course of business; provided, that in the case of any items referred to in clauses (ii) through (iv) and (v) (with respect to extraordinary expenses), only to the extent such item was included as a deduction (or other charge to income) in calculating net income and in the case of any item referred to in clause (v) (with respect to extraordinary income) only to the extent such item was included in calculating net income.

(n) “GAAP” means United States generally accepted accounting principles.

(o) “Institutional Securityholder” means Court Square and Weston Presidio V, L.P.

(p) “Internal Rate of Return” means the internal rate of return on Court Square’s initial investment in the Company as determined in good faith by the Board of Directors; provided, that such calculation will include only cash paid by Court Square to acquire its initial or any future investment in the Company and cash received by Court Square as a return on its investment in the Company and, in addition, shall include any amounts received by Court Square from the Company for monitoring fees, director fees or advisory fees through the date of a Change of Control. For illustrative purposes, attached hereto as Exhibit B is a spreadsheet depicting the calculation of Internal Rate of Return.

(q) “Issue Date” means the date on which Securities are issued to a Member.

(r) “Member” means (a) the Existing Members and (b) any Person hereafter admitted to the Company as a member as provided in this Agreement and the Securityholders’ Agreements, if any, but does not include any Person who has ceased to be a member in the Company.

(s) “Membership Interest” means a Member’s entire interest in the Company, including such Member’s economic interest, the right to vote on or participate in the Company’s management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

(t) “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 15, 2006, among the Company, Matrix Acquisition Corp, a Connecticut corporation (“Acquisition”), and MacDermid, Incorporated (“MacDermid”), a Connecticut corporation.

(u) “Percentage Interest” means, with respect to any Member, the percentage of the total number of Units of the class of Units in question owned by such Member.

(v) “Person” shall mean an individual, a corporation, partnership, trust, limited liability company, organization, association, government or any department or agency thereof, or any other individual or entity.

(w) “Regulations” or “Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(x) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

(y) “Transactions” means the transactions contemplated by the Merger Agreement.

(z) “Unpaid Yield” of any Preferred Unit means an amount equal to the excess, if any, of (i) the aggregate Yield accrued on such share, over (ii) the aggregate amount of distributions made by the Company that constitute payment of Yield on such unit.

(aa) “Unreturned Common Original Cost” of each Common Unit means an amount equal to the excess, if any, of (i) $1.00 per unit (as proportionally adjusted for all splits, dividends and other recapitalizations affecting the Common Units), over (ii) the aggregate amount of distributions made by the Company that constitute a return of Common Unit Original Issue Price of such unit.

(bb) “Unreturned Preferred Original Cost” of each Preferred Unit means an amount equal to the excess, if any, of (i) $1,000.00 per unit (as proportionally adjusted for all splits, dividends and other recapitalizations affecting the Preferred Units), over (ii) the, aggregate amount of distributions made by the Company that constitute a return of Preferred Unit Original Issue Price of such, unit.

(cc) “Yield” means, with respect to each Preferred Unit for each calendar quarter, the amount accruing on such unit each day during such quarter at the rate of 9.0% per annum of the sum of (i) such unit’s Unreturned Preferred Original Cost, plus (ii) Unpaid Yield thereon for all prior quarters. In calculating the amount of any distribution to be made during a calendar quarter, the portion of a Preferred Unit’s Yield for such portion of such quarter elapsing before such distribution is made shall be taken into account.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

COURT SQUARE CAPITAL PARTNERS II, L.P.

By: Court Square Capital GP, LLC, Its General Partner

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	Managing Partner

COURT SQUARE CAPITAL PARTNERS II-A, L.P.

By: Court Square Capital GP, LLC, Its General Partner

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	Managing Partner

COURT SQUARE CAPITAL PARTNERS (OFFSHORE) II, L.P.

By: Court Square Capital GP, LLC, Its General Partner

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	Managing Partner

WESTON PRESIDIO V, L.P.

By:	Weston Presidio Management V, LLC Its General Partner

By:	/s/ David L. Ferguson
	Name:	David L. Ferguson
	Title:	Partner

By:	/s/ Daniel H. Leever
Daniel H. Leever

COURT SQUARE CO-INVESTORS:

CSC MACDERMID CO-INVESTMENT LLC

By: CSC Manager, L.P., its Manager

By: CSC Manager GP, LLC, its general partner

By:	/s/ Joseph M. Silvestri
Name:	Joseph M. Silvestri

By:	/s/ Joseph M. Silvestri
Joseph M. Silvestri

By:	/s/ Michael A. Delaney
Michael A. Delaney

By:	/s/ Ruth Ann Leever
Ruth Ann Leever

By:	/s/ Harold Leever II
Harold Leever II

By:	/s/ Thomas Leever
Thomas Leever

By:	/s/ Justin Leever
Justin Leever

By:	/s/ David Hart
David Hart

By:	/s/ Daniel Hart
Daniel Hart

By:	/s/ Andrew Leever
Andrew Leever

By:	/s/ Holly Leever
Holly Leever

By:	/s/ Erica Leever
Erica Leever

By:	/s/ Alexander Leever
Alexander Leever

BANK OF AMERICA N.A. AND RUTH ANN LEEVER CO-TRUSTEES FOR THE HAROLD LEEVER TRUST THOMAS LEEVER QTIP

By:	/s/ Ruth Ann Leever
Name:	Ruth Ann Leever, Co-Trustee

By:	/s/ Rick Cella
Name:	Rick Cella, Vice President, Co-Trustee

BANK OF AMERICA N.A. AND RUTH ANN LEEVER CO-TRUSTEES FOR THE HAROLD LEEVER TRUST B-SHARE 1 QTIP

By:	/s/ Ruth Ann Leever
Name:	Ruth Ann Leever, Co-Trustee

By:	/s/ Rick Cella
Name:	Rick Cella, Vice President, Co-Trustee

MANAGEMENT INVESTORS

By:	/s/ Ruth Ann Leever
Ruth Ann Leever

By:	/s/ Harold Leever II
Harold Leever II

By:	/s/ Thomas Leever
Thomas Leever

By:	/s/ Justin Leever
Justin Leever

By:	/s/ David Hart
David Hart

By:	/s/ Daniel Hart
Daniel Hart

By:	/s/ Andrew Leever
Andrew Leever

By:	/s/ Holly Leever
Holly Leever

By:	/s/ Mark Baker
Mark Baker

By:	/s/ Vicente Barberan
Vicente Barberan

By:	/s/ William G. Barnes
William G. Barnes

By:	/s/ Duncan Beckett
Duncan Beckett

By:	/s/ Alan Bennett
Alan Bennett

By:	/s/ Scot Benson
Scot Benson

By:	/s/ Pat Beighle
Pat Beighle

By:	/s/ Dean Berggren
Dean Berggren

By:	/s/ Doug Blakely
Doug Blakely

By:	/s/ Gerard Blankenship
Gerard Blankenship

By:	/s/ Jeff Braham
Jeff Braham

By:	/s/ Paul Bray
Paul Bray

By:	/s/ Kevin Campion
Kevin Campion

By:	/s/ Steve Castaldi
Steve Castaldi

By:	/s/ Alex Chan
Alex Chan

By:	MANAGEMENT INVESTORS

By:	/s/ Steve Abbott
Steve Abbott

By:	/s/ Andrew Chojnicki
Andrew Chojnicki

By:	/s/ Ken Chow
Ken Chow

By:	/s/ Terry Clarke
Terry Clarke

By:	/s/ Graham Cooper
Graham Cooper

By:	/s/ Claudio Coppi
Claudio Coppi

By:	/s/ John Cordani
John Cordani

By:	/s/ Nick Cortese
Nick Cortese

By:	/s/ Michael Crist
Michael Crist

By:	/s/ Don Cullen
Don Cullen

By:	/s/ David Curtis
David Curtis

By:	/s/ Anthony Dalleore
Anthony Dalleore

By:	/s/ Joe D’Ambrisi
Joe D’Ambrisi

By:	/s/ Massimo DiMarco
Massimo DiMarco

By:	/s/ Jane Elliott
Jane Elliott

By:	/s/ Jeff Filippelli
Jeff Filippelli

By:	/s/ John Ganjei
John Ganjei

By:	/s/ Alan Gardner
Alan Gardner

By:	/s/ Max Garzone
Max Garzone

By:	/s/ Robert Geissler
Robert Geissler

By:	/s/ Mike Goralski
Mike Goralski

By:	/s/ Jerry Hall
Jerry Hall

By:	/s/ Eric Handley
Eric Handley

By:	/s/ Mike Hullinger
Mike Hullinger

By:	/s/ Myungkee Hong
Myungkee Hong

By:	/s/ Mark Jankowski
Mark Jankowski

By:	/s/ Francesc Jerez
Francesc Jerez

By:	/s/ Sharon Johnson
Sharon Johnson

By:	/s/ Ken Kelly
Ken Kelly

By:	/s/ Mike Kennedy
Mike Kennedy

By:	/s/ Warren Kenzie
Warren Kenzie

By:	/s/ Kng Yong Wah
Kng Yong Wah

By:	/s/ Pete Kukanskis
Pete Kukanskis

By:	/s/ Vincent Lefer
Vincent Lefer

By:	/s/ Peter Levinsohn
Peter Levinsohn

By:	/s/ Pete Ladas
Pete Ladas

By:	/s/ Paul Lanzetta
Paul Lanzetta

By:	/s/ Steven Lidke
Steven Lidke

By:	/s/ Ernie Long
Ernie Long

By:	/s/ Alex Lussos
Alex Lussos

By:	/s/ Brian Maloney
Brian Maloney

By:	/s/ Gary Markhart
Gary Markhart

By:	/s/ Rich Mayes
Rich Mayes

By:	/s/ Paul Merkel
Paul Merkel

By:	/s/ Jerry Mitchell
Jerry Mitchell

By:	/s/ Joichi Mitsuya
Joichi Mitsuya

By:	/s/ Frank Monteiro
Frank Monteiro

By:	/s/ Dale Nordenstrom
Dale Nordenstrom

By:	/s/ Francisco Obiols
Francisco Obiols

By:	/s/ Steve O’Connor
Steve O’Connor

By:	/s/ Stephen Osborne
Stephen Osborne

By:	/s/ Dave Paniati
Dave Paniati

By:	/s/ Trevor Pearson
Trevor Pearson

By:	/s/ Gustov Pernetz
Gustov Pernetz

By:	/s/ Lance Phasey
Lance Phasey

By:	/s/ Doug Rich
Doug Rich

By:	/s/ Gerard Rich
Gerard Rich

By:	/s/ Roger Richards
Roger Richards

By:	/s/ Jose Risquez
Jose Risquez

By:	/s/ Michael Rose
Michael Rose

By:	/s/ Pascal Rouhaud
Pascal Rouhaud

By:	/s/ Tony Rowan
Tony Rowan

By:	/s/ John Scharf
John Scharf

By:	/s/ Peter Schmidt
Peter Schmidt

By:	/s/ Carlyn Sherer
Carlyn Sherer

By:	/s/ Mike Siegmund
Mike Siegmund

By:	/s/ Bob Smith
Bob Smith

By:	/s/ Jim Stowe
Jim Stowe

By:	/s/ John Swanson
John Swanson

By:	/s/ Xivier Torne
Xivier Torne

By:	/s/ Jim Watkowski
Jim Watkowski

By:	/s/ Robert J. Wenzel
Robert J. Wenzel

By:	/s/ Ed Westfield
Ed Westfield

By:	/s/ Kevin Williams
Kevin Williams

By:	/s/ Calvin Wolter
Calvin Wolter

By:	/s/ Tim Wright
Tim Wright

By:	/s/ Mike Wyrostek
Mike Wyrostek

By:	/s/ Airl Zanini
Airl Zanini